Attachment to Forum Funds II Services Agreement

List of Funds

Effective March 31, 2015

FUND NAMES	CLASS NAMES
Acuitas International Small Cap Fund	Investor Shares, Institutional Shares
Acuitas US Microcap Fund	Investor Shares, Institutional Shares
Baywood SKBA ValuePlus Fund	Investor Shares, Institutional Shares
CVR Dynamic Allocation Fund	Investor Shares, Institutional Shares
Gurtin California Municipal Value Fund	Investor Shares, Institutional Shares
Gurtin National Municipal Value Fund	Investor Shares, Institutional Shares
NWS International Property Fund
Phocas Real Estate Fund
The BDC Income Fund	A Shares, C Shares and Institutional Shares